Exhibit 99.1

PRA Health Sciences Announces Appointment of New Director

February 9, 2015, Raleigh, N.C.

PRA Health Sciences, Inc. (NASDAQ: PRAH) today announced the appointment of Matthew P. Young to the Board of Directors of the Company. As a member of the Board of Directors, Mr. Young will also serve on the Audit Committee.

“We are delighted that Matthew will be joining our Board of Directors.  Not only does he bring significant expertise in all aspects of corporate finance, but much of his career has been spent in the healthcare and life sciences field,” said Colin Shannon, President, Chief Executive Officer and Chairman of the Board of Directors of PRA Health Sciences, Inc.

Mr. Young is Senior Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc (“Jazz”), a position he has held since March 2014.  He previously served as Senior Vice President, Corporate Development for Jazz Pharmaceuticals since April 2013. Prior to joining Jazz Pharmaceuticals, Mr. Young worked in investment banking for approximately 20 years. From February 2009 to April 2013, Mr. Young served as a managing director in global healthcare and co-head of life sciences at Barclays Capital Inc. From 2007 to 2008, Mr. Young served as a managing director of Citigroup Global Markets Inc., and from 2003 to 2007, he served as a managing director of Lehman Brothers Inc. From 1992 to 2003, Mr. Young served in various capacities at other investment banking firms. Mr. Young received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania.

ABOUT PRA HEALTH SCIENCES

At PRA Health Sciences, providing innovative solutions for our clients is what we do. Side-by-side with our clients, we strive to move drug discovery forward, helping them to develop life-saving and life-improving drugs. PRA has more than 10,000 employees working in 80+ countries providing comprehensive clinical development services across all phases. From full service clinical development to the pioneering Embedded Solutions™ model, PRA provides a broad spectrum of solutions that meet the demands of a diverse marketplace. As a top five CRO, PRA has worked on 100+ marketed drugs across several therapeutic areas and conducted the pivotal or supportive trials that led to FDA and/or international regulatory approval of 50+ such drugs.

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